                                                                    EXHIBIT 23.4

The Board of Directors
American Architectural Products Corporation

     We consent to the inclusion of our reports dated October 3, 1997, with respect to the balance sheet of Thermetic Glass Inc. as of December 31, 1996, and the related statements of operations and accumulated deficit and cash flows and the related financial statement schedule for the year then ended, which reports appear in the Form S-4 of American Architectural Products Corporation dated January 13, 1998 and to the reference to our firm under the heading of "Experts."

                                        Clifton Gunderson L.L.C.

Peoria, Illinois

March 26, 1998